EXHIBIT 99.1

NEWS RELEASE

RANGE ANNOUNCES PLANNED RETIREMENT OF EXECUTIVE VICE PRESIDENT AND CFO

ROGER S. MANNY AND PROMOTION OF MARK S. SCUCCHI TO SENIOR VICE PRESIDENT AND CFO

FORT WORTH, TEXAS, November 9, 2017 – RANGE RESOURCES CORPORATION (NYSE:  RRC) today announced that Roger S. Manny, the Company’s Chief Financial Officer, plans to retire on May 16, 2018 after the Company’s 2018 Annual Stockholder Meeting. On that same date, the Company plans to appoint Mark S. Scucchi, currently Vice President – Finance & Treasurer to the position of Senior Vice President – Chief Financial Officer.

Jeff Ventura, Chairman and CEO, commented, “Since joining Range in 2003, Roger has been an invaluable part of the senior management team. His professionalism and dedication have played a large part in the Company’s many successes over the last 14 years.” Mr. Ventura also praised Mr. Manny’s planning for succession and the Board’s selection of Mr. Scucchi as the next CFO, “Among Roger’s contributions to the organization has been his leadership in cultivating talent.  In planning for succession, he has done a great job recruiting and developing strong, talented individuals and providing them the opportunity to show their strengths and distinct abilities. There is no better example than Mark Scucchi, who will assume the position of CFO upon Roger’s retirement. Mark possesses a keen intellect and deep experience in critical disciplines. In addition to his expertise and judgment demonstrated since he joined Range, his prior work in banking and public accounting give me great confidence in his ability to step into the role of CFO and be effective from day one.”

Mr. Manny commented, “It has been a very high honor to serve the shareholders of Range, alongside the Board of Directors and approximately 760 fellow employees, for the past fourteen years. Proper succession planning culminates in the orderly passing of the baton to the next leader.  Mark is that leader, and that time is now.  Mark is an extremely talented finance and accounting professional; I am proud to have him succeed me as CFO at Range. I will enjoy working closely with Mark and the rest of the team over the next few months to ensure a seamless transition and I know I will be leaving the Company and the CFO role in great hands.”

Mark Scucchi joined Range in 2008, with responsibilities including corporate finance, treasury, and planning. Prior to joining Range, he worked for JPMorgan Securities Inc. providing commercial and investment banking services to small and mid-cap technology companies. Prior to JPMorgan, Mark spent a number of years at Ernst & Young LLP in the audit practice serving clients in the upstream oil & gas and utility sectors, among others. He earned a Bachelor of Science in Business Administration from Georgetown University and a Master of Science in Accountancy from the University of Notre Dame. Mark is a CFA charterholder and a CPA licensed in the state of Texas.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent natural gas, NGLs and oil producer with operations focused in stacked-pay projects in the Appalachian Basin and North Louisiana.  The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com.

2017-14

SOURCE:   Range Resources Corporation

Range Investor Contact:

Laith Sando, Vice President – Investor Relations

817-869-4267

lsando@rangeresources.com

or

Range Media Contact:

Michael Mackin, Director of External Affairs

724-743-6776

mmackin@rangeresources.com

www.rangeresources.com